Exhibit 10.18

***Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant customarily and actually treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit***

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (“Agreement”) is effective as of the last dated signature (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and SUMMIT FOR STEM CELL FOUNDATION, a non-profit organization (“Licensee”), each located at the respective address set forth in Section 13.16 below, with respect to the facts set forth below.

RECITALS

A.
TSRI wants to have the invention(s) represented in the intellectual property perfected and marketed as soon as possible so that resulting products, services, and processes may be available for public use and benefit.
B.
TSRI has the right to grant a license to the intellectual property.
C.
TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive license to the intellectual property, all subject to the terms and conditions set forth herein.
D.
This Agreement is intended to substantially facilitate the development of the Disclosed Intellectual Property to TSRI by Dr. Jeanne Loring, Professor of Developmental Neurobiology at TSRI. Because TSRI has elected not to support the further development of such technology further, the terms and conditions of this Agreement are singularly favorable and intended to support Dr. Loring’s external development of the Disclosed Intellectual Property through the Summit for Stem Cell Foundation.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1.
Definitions. Capitalized terms shall have the meaning set forth herein.
1.1
Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities. The term “Licensee” as used throughout this Agreement also includes its Affiliates.
1.2
Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee that such party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”) at any time and from time to time during the term of this Agreement. The provisions of this Agreement shall be considered the Confidential Information of both parties. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that such information:
(a)
is publicly available through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party;
(b)
was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party (or the Disclosing Party’s employees); or
(c)
is subsequently disclosed to the Receiving Party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party.

Specific Confidential Information disclosed to a Receiving Party shall not be deemed to be within any of the foregoing exceptions merely because it is (i) embraced by more general information in the public domain or in the Receiving Party’s possession; (ii) a combination of features or data that can be pieced together by combining individual features or data from multiple sources in the public domain or in the Receiving Party’s possession to reconstruct the Confidential Information, but none of which shows the entire combination; and/or (iii) a selection or part of a document or embodiment where other information in the same document or embodiment becomes part of the public domain or in the Receiving Party’s possession.

1.3
Disclosed Intellectual Property. The term “Disclosed Intellectual Property” shall mean the invention disclosure identified in Exhibits A-1, A-2, A-3, and A-4 and identified by TSRI invention numbers 2017-060, 2017-081, 2017-082, and 2017-083, respectively.
1.4
Field. The term “Field” shall mean all fields.
1.5
Licensed Biological Materials. The term “Licensed Biological Materials” shall mean the materials identified in Exhibit B (which shall be supplied by TSRI to Licensee), together with any progeny or mutants of such materials, or unmodified derivatives of such materials (defined as substances created by Licensee that constitute an unmodified functional sub-unit or product expressed by such materials).
1.6
Licensed Products, Services, and Processes. The term “Licensed Products, Services, and Processes,” “Licensed Products,” “Licensed Services,” and “Licensed Processes” whether used separately or in any combination shall mean any product, including Licensed Biological Materials, service, and process that materially incorporates or is specifically related to the Disclosed Intellectual Property.
1.7
Licensed Product Data. The term “Licensed Product Data” shall mean any data, information or other materials exclusively controlled by Licensee, including without limitation pre-clinical, clinical and other regulatory data, generated or produced by or on behalf of Licensee directly relating to a Licensed Product and which is generated or produced after the Effective Date.

1.8
Net Sales. The term “Net Sales” shall mean the gross amounts invoiced by Licensee and its Sublicensees, or any of them, on all sales of Licensed Products, Licensed Processes and Licensed Services, less the following items, to the extent directly applicable to such sales of Licensed Products, Licensed Processes or Licensed Services (if not previously deducted from the amount invoiced): (a) reasonable and customary trade, quantity and cash discounts actually granted; (b) reasonable and customary rebates and retroactive price reductions actually granted; (c) credits or allowances actually granted upon claims of nonconforming Licensed Products, rejections or returns of Licensed Products; (d) prepaid freight charges for the delivery of Licensed Products; and (e) sales, use or excise taxes imposed and actually paid on the with sale of Licensed Products (but excluding any value added taxes or taxes based on income or gross receipts). Net Sales shall include all consideration charged by Licensee or Sublicensees in exchange for any Licensed Products, Licensed Processes or Licensed Services, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Licensed Products, Licensed Processes or Licensed Services, an amount in cash equal to the fair market value of such property. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor is generated, the Licensed Product is shipped for delivery, or the Licensed Process or Licensed Service is performed or provided, whichever occurs first. Sales of Licensed Products by Licensee to a Sublicensee or Affiliate for resale or by a Sublicensee to an Affiliate of Licensee for resale shall be excluded, and only the subsequent sale of such Licensed Products by such Affiliates or Sublicensees to unrelated parties shall be deemed Net Sales hereunder. Transfers of Licensed Products without charge for research, for compassionate use or similar programs, or as samples shall not be included among Net Sales.

The deductible items listed in sub-clauses (a) — (e) above shall be either (i) included as line items on the invoice, or (ii) documented as being specifically attributable to actual sales of Licensed Products, Licensed Processes or Licensed Services in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the selling party, and provided that such amounts are included in the quarterly Royalty Reports that Licensee sends to TSRI pursuant to Section 5.4. If Licensee or other selling party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received.

1.9
Royalty Report. The term “Royalty Report” shall have the meaning ascribed to such term as provided in Section 5.4.
1.10
Sublicensee. The term “Sublicensee” shall mean any third party to whom Licensee grants a sublicense with respect to the rights conferred upon Licensee under this Agreement, as contemplated by Section 2.2. In addition, “Sublicensee” shall include any and all further third party Sublicensees that may be permitted under Section 2.2.
1.11
Sublicense Revenues. The term “Sublicense Revenue” shall mean all revenues and other consideration paid to Licensee or to an Affiliate in consideration of and to the extent reasonably allocable to the grant of rights that includes a sublicense to the Licensed Products, Services, and Processes. Without limiting the generality of the foregoing, Sublicense Revenues shall include without limitation all upfront fees, license fees, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of Licensee or of an Affiliate, annual maintenance fees, and any other payments with respect to such sublicense, distribution or marketing rights or sale or other transfer. Sublicense Revenues shall exclude: (i) royalties on a Sublicensee’s sales of Licensed Products, Licensed Services or Licensed Processes; (ii) payments for debt or equity securities of Licensee or of an Affiliate that are at or below the fair market value of such securities as of the date of receipt of such payments as mutually determined by the parties; (iii) payments for research services performed by Licensee; (iv) reimbursement for patent costs and expenses; and (v) any amounts received for the sale of all or substantially all of Licensee’s assets or business to which this Agreement relates. Any non-cash Sublicense Revenues received by Licensee or by an Affiliate shall be valued at its fair market value as of the date of receipt as mutually determined by the parties.
2.
Grant of License.
2.1
Grant of Exclusive License. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive (except as specified in Sections 2.5), worldwide, royalty-bearing license to the Disclosed Intellectual Property, with limited rights to sublicense pursuant to Section 2.2, to make, have made, use, have used, sell, have sold, offer for sale, and import Licensed Products, Licensed Processes and Licensed Services in the Field.
2.2
Sublicensing. Licensee shall have the right to grant and authorize sublicenses through multiple tiers to any party with respect to the rights conferred upon Licensee under this Agreement. Any sublicense granted under this Section 2.2 shall be subject in all respects to the applicable provisions contained in this Agreement (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, insurance, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination). In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within thirty (30) days of execution, which agreement may be redacted with respect to terms that are not necessary to determine Licensee’s compliance with this Agreement. Licensee shall at all times be and remain responsible for the compliance by Sublicensees with the terms and conditions of this Agreement, including without limitation the payment of all amounts that may become due hereunder as a result of any Sublicensees’ activities.
2.3
No Other License. This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents or intellectual property of TSRI other than the Disclosed Intellectual Property regardless of whether such patent applications, patents or intellectual property are dominant or subordinate to the Disclosed Intellectual Property.
2.4
Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations under this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government with respect to the Disclosed Intellectual Property, if any, including without limitation 37 C.F.R. Part 401.
2.5
Reservation of Rights. Notwithstanding the exclusive license granted under Section 2.1, TSRI reserves the right to use for any internal research (other than corporate sponsored research) and educational purposes any Disclosed Intellectual Property and/or Licensed Biological Materials licensed hereunder, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. In addition, TSRI reserves the right to grant non-exclusive licenses to use the Disclosed Intellectual Property and/or Licensed Biological Materials for internal research (other than corporate sponsored research) and educational purposes to other nonprofit or academic institutions, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way.
3.
Royalties and Other Payments.
3.1
License Issue Fee. Licensee shall pay to TSRI a noncreditable, nonrefundable license issue fee in the amount of [***] within fifteen (15) days of the Effective Date. If Licensee fails to pay the issue fee within the fifteen-day period, then this Agreement shall be considered by TSRI to be null and void, without requiring any notification of such termination, and TSRI shall have the right to license the Disclosed Intellectual Property to any other party.
3.2
Running Royalties. Licensee shall pay to TSRI running royalties on a Licensed Product-by-Licensed Product and country-by country basis, on a Licensed Process-by-Licensed Process and country-by country basis, and on a Licensed Service-by-Licensed Service and country-by-country basis, in the amount of [***] of Net Sales of Licensed Products, Licensed Processes and Licensed Services in all countries in which the manufacture, use, sale, offer for sale or import of such Licensed Product, Licensed Process or Licensed Service is comprised of or materially incorporates Licensed Biological Materials or, was materially discovered, developed, or made using the Disclosed Intellectual Property.
3.3
Royalty Payments. Licensee shall pay to TSRI all royalties required by this Section 3 within sixty (60) days after the end of each calendar quarter, based upon Net Sales during the immediately preceding calendar quarter. Licensee shall make all such royalty payments itself to TSRI, and/or cause its Affiliates or Sublicensees to pay to TSRI all royalties resulting from Net Sales by its Affiliates or Sublicensees, within the time period specified in the preceding sentence.
3.4
Arms-Length Transactions. On sales of Licensed Products, Licensed Services or Licensed Processes which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products, services or processes on or about the time of such transaction.
3.5
Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Products, Licensed Processes or Licensed Services shall continue on a country-by-country basis until ten (10) years after the date of the first commercial sale of the first

Licensed Products, Licensed Processes or Licensed Services sold in such country that was covered by the same invention disclosure among the Disclosed Intellectual Property, but no more than twenty (20) years after the Effective Date.
4.
Additional Consideration.
4.1
Sublicense Payments. All Sublicense Revenues shall be reported and Sublicense Payments (defined below) paid to TSRI by Licensee within thirty (30) days after the end of the calendar quarter in which such Sublicense Revenue was received. Licensee’s reports to TSRI regarding Sublicense Revenues shall contain an explanation and calculation of the amount of Sublicense Payments due to TSRI pursuant to the schedule below. Licensee’s obligation to pay Sublicense Payments to TSRI shall continue for as long as royalties are due to TSRI pursuant to Section 3 Licensee shall pay to TSRI a non-creditable, non-refundable percentage of Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Date of Agreement with Third Party/Sublicensee (from Effective Date)	Percent of Sublicense Revenues Payable to TSRI
Sublicense executed prior to the third anniversary of the Effective Date	[***]
Sublicense executed on or after the third anniversary of the Effective Date	[***]

Notwithstanding the foregoing, in no event will the the amount of Sublicense Revenue paid by Licensee with respect to amounts received under any Sublicense in the first year after execution of such Sublicense exceed [***].

5.
Development and Commercialization Activities.
5.1
Development Plan and Benchmarks. Attached hereto as Exhibit C is Licensee’s development plan under which Licensee intends to bring the subject matter of the Disclosed Intellectual Property to the point of commercial use (“Development Plan”). Pursuant to the Development Plan, Licensee shall achieve the Benchmarks specified in Exhibit D within the time periods set forth in Exhibit D (“Benchmarks”), which Benchmarks may be extended [***]. If the deadline for any Benchmark is extended by such payment, then each subsequent Benchmark shall also be extended. In addition, Licensee shall use commercially reasonable efforts, itself or through its Sublicensees, to develop and obtain regulatory approvals, if applicable, to market and sell Licensed Products, Licensed Services and Licensed Processes in the Field as promptly as is reasonably and commercially feasible, and, subject to obtaining necessary regulatory approvals, to produce and sell reasonable quantities of Licensed Products, Licensed Services and Licensed Processes sufficient to meet market demands.
5.2
Progress Reports. Licensee shall keep TSRI generally informed as to Licensee’s progress with respect to its development of Licensed Products, Licensed Services and Licensed Processes, including without limitation its regulatory filings and approvals, marketing, production, sale and its efforts to sublicense the Licensed Patent Rights or Licensed Biological Materials. Licensee shall also provide to TSRI written annual reports on its progress in the development and commercialization of Licensed Products, Licensed Services and Licensed

Processes in the Field by June 30 of each calendar year. These progress reports shall include summaries of Licensee’s or its Sublicensees’ progress with respect to Licensed Products, Licensed Services and Licensed Processes on: research and development; status of applications for regulatory approvals; progress towards achieving the Benchmarks; manufacturing; sublicensing; marketing; importing; sales efforts during the preceding calendar year as well as plans for the present calendar year; and a high level summary of the results of any animal experiments, IND-enabling studies, and Licensed Product Data from the preceding calendar year and analyses thereof. If reported progress in these annual reports differs from that projected in the Development Plan and Benchmarks, Licensee shall explain the reasons for such differences in its annual reports. Licensee agrees to provide any additional information reasonably required by TSRI to evaluate Licensee’s performance under this Agreement. Licensee shall also report to TSRI the dates that Licensee or its Sublicensees achieve the events described on Exhibit E attached hereto within thirty (30) days of such occurrences.
5.3
Failure of Diligence Efforts. If Licensee does not achieve a Benchmark within the time provided in Exhibit D (including any extensions pursuant to Section 5.2), TSRI has the right, at its option, to terminate this Agreement, terminate the licensed rights hereunder with respect to a particular Licensed Product, Licensed Service, Licensed Process, product, service, or process or country, or convert the license granted under Section 2.1 to a nonexclusive license, upon forty-five (45) days’ prior written notice to Licensee.
5.4
Royalty Reports. Licensee shall submit to TSRI, no later than sixty (60) days after the end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information on a country-by-country and Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and Licensed Process-by-Licensed Process basis:
(a)
the number of units of Licensed Products sold by Licensee and its Sublicensees;
(b)
the gross amounts due or invoiced for such Licensed Products sold by Licensee and its Sublicensees;
(c)
the gross amounts due or invoiced for all Licensed Processes used or sold by Licensee and its Sublicensees;
(d)
the gross amounts due or invoiced for all Licensed Services performed by Licensee and its Sublicensees;
(e)
the amount of royalties due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and a detailed explanation why they are not due for that quarterly period.

Each Royalty Report shall be certified as correct by an officer of Licensee.

5.5
Payments. Licensee shall pay to TSRI with each Royalty Report the amount of royalties due with respect to such quarter. If multiple technologies are covered by the licenses granted hereunder and Licensed Products, Licensed Services or Licensed Processes are

based on different technologies, Licensee shall specify which Disclosed Intellectual Property and Licensed Biological Materials disclosure (listed by the tracking number) has been utilized for each Licensed Product, Licensed Service or Licensed Process included in the Royalty Report. All payments due under this Agreement shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars to an account designated by TSRI.
5.6
Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based, to the credit and account of TSRI or its nominee in any commercial bank or trust company designated by TSRI and located in that country, prompt written notice of which shall be given by Licensee to TSRI.
6.
Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of all Licensed Products, Licensed Services and Licensed Processes made, used and sold under this Agreement, as appropriate to determine the amount of royalties and other monies due to TSRI hereunder, as well as records regarding Sublicense Revenues, Sublicense Payments and Licensee’s compliance with this Agreement. Such records shall be retained for at least three (3) years following the end of the reporting period to which such records relate. Such records shall be available, upon prior written notice to Licensee, during normal business hours for examination by TSRI’s designated certified public accountant for the purpose of verifying the accuracy of Licensee’s reports and payments hereunder. In conducting examinations pursuant to this Section, TSRI’s accountant shall have access to all records which TSRI’s accountant reasonably believes to be relevant to the calculation of royalties and other payments under Section 3, other consideration under Section 4, other financial obligations under this Agreement and to Licensee’s compliance with this Agreement. These examinations shall be at TSRI’s expense, except that if an examination shows an underreporting or underpayment of [***] for the audited period, then Licensee shall pay the cost of such examination (including without limitation TSRI’s accountant’s fees and other costs), as well as any additional payments that would have been payable to TSRI had Licensee reported correctly, plus interest on such amounts at the rate of [***]. All payments due hereunder shall be made within thirty (30) days of Licensee’s receipt of a copy of the audit report. If any audit report shows an overpayment by Licensee, the overpayment will either be credited against future payments due TSRI or returned to Licensee. TSRI may exercise its audit rights under this Section 6 no more frequently than once in any calendar year.
7.
Patent Matters.
7.1
Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 7 shall control the prosecution of any patent application and maintenance of any patent pursued by Licensee with respect to the Disclosed Intellectual Property. Licensee shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications relating to the Disclosed Intellectual Property (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, post-issuance proceedings, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. The fees and expenses associated with such work are the responsibility of the Licensee.
7.2
Information to TSRI. Licensee shall keep TSRI timely informed with regard to the patent application and maintenance processes. Licensee shall deliver to TSRI copies of all patent applications, amendments, related correspondence and other related patent documents. TSRI shall have full rights of consultation with Licensee patent counsel on all matters relating to the prosecution and maintenance of the patents relating to the Disclosed Intellectual Property.
7.3
TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Licensee determines to abandon any of the patents or patent applications related to Disclosed Intellectual Property other than as a strategic decision to abandon a particular patent or patent application, then TSRI has the right, but not the obligation, to assume the prosecution or maintenance of the corresponding patent or patent application. If TSRI pursues such patent protection under this Section 7.3, Licensee agrees to cooperate fully, including by providing, at no charge to TSRI, all appropriate technical data and executing all necessary legal documents, including but not limited to assignment agreements, and any such patent application or patent shall remain subject to the licenses to Licensee under this Agreement.

8.
Indemnity and Insurance.
8.1
Indemnity.
(a)
By Licensee. Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their respective trustees, directors, officers, employees, scientists, agents, students, successors, assigns and other representatives (collectively, the “TSRI Indemnitees”) from and against all damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees, with respect to any third party claim, suit or action asserted against any of the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claims”), that arise out of or relate to (a) Licensee’s or any of its Sublicensees’ practice of any invention claimed by the Disclosed Intellectual Property or use of Licensed Biological Materials, (b) alleged defects or other problems with any of the Licensed Products, Licensed Services or Licenses Processes manufactured, sold, distributed or rendered by or on behalf of Licensee or any Sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Licensed Product, Licensed Service or Licensed Process by or on behalf of Licensee or any of its Sublicensees, (d) the negligent or willful acts or omissions of Licensee or any of its Sublicensees, (e) any allegations that the Licensed Products, Licensed Services or Licensed Processes developed, manufactured, sold, distributed or rendered by or on behalf of Licensee or any Sublicensee and/or any trademarks, service marks, logos, symbols, slogans or other materials used in connection with or to market Licensed Products, Licensed Services or Licensed Processes violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any third party, and/or (0 Licensee’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations.
(b)
By TSRI. TSRI hereby agrees to indemnify, defend (by counsel reasonably acceptable to Licensee) and hold harmless Licensee and any parent, subsidiary or other affiliated entity of Licensee and their respective trustees, directors, officers, employees, scientists, agents, students, successors, assigns and other representatives (collectively, the “Licensee Indemnitees”) from and against all Claims, that arise out of or relate to the negligent or willful acts or omissions of TSRI.
(c)
The indemnifying Party shall not enter into any settlement, stipulated judgment or other arrangement with respect to such Claims that (i) imposes any obligation on the indemnified Party’s Indemnitees, (ii) does not unconditionally release the indemnified Party’s Indemnitees from all liability, or (iii) would have a material adverse effect on the indemnified Party’s reputation or business, without the indemnified Party’s prior written consent. Notwithstanding the above, the indemnified Party’s Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event the indemnifying Party fails to promptly indemnify and defend such Claims and/or pay the indemnified Party’s Indemnitees’ expenses as provided above, the indemnified Party’s Indemnitees shall have the right, but not the obligation, to defend themselves, and in that case, the indemnifying Party shall reimburse the indemnified Party’s Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of the indemnified Party’s Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of the indemnifying Party to the indemnified Party’s Indemnitees.
8.2
Insurance.
8.2.1
TSRI as Additional Insured. Beginning at the time any Licensed Product, Licensed Process or Licensed Service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or a Sublicensee, Licensee shall name and cause TSRI and Indemnitees to be named as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Licensed Products, Licensed Services, Licensed Processes and Licensed Biological Materials.
8.2.2
Coverages. Beginning at the time any Licensed Product, Licensed Process or Licensed Service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or a Sublicensee, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in amounts not less than $10,000,000 per occurrence and $10,000,000 annual aggregate. Prior to the initiation of the first clinical trial and continuing throughout the clinical trials involving any Licensed Product, Licensed Process, Licensed Service or Licensed Biological Material, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in the same amounts as specified above. Such commercial general liability insurance shall provide coverage for: (i) product liability; (ii) completed operations; (iii) clinical trials, as applicable; (iv) broad form property damage; (v) advertising injury; (vi) premises operation; (vii) personal injury; and (viii) contractual liability coverage for Licensee’s indemnification and other obligations under this Agreement. If Licensee desires to self-insure all or part of the limits described above, such self-insurance program must be approved in advance by TSRI in its sole discretion. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.
8.2.3
Waiver of Subrogation. Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or by TSRI. Insurance certifications and endorsements will be provided upon TSRI’s request or upon a material change in coverage.

8.2.4
Cancellation/Changes in Coverages. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in any insurance required by this Section 8.2 or promptly after receiving any notice from an insurer, if less than fifteen (15) days prior. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period (or prior to the cancellation, non-renewal or material change in the existing policy), TSRI shall have the right to immediately terminate this Agreement by providing written notice to Licensee and without providing any additional cure period.
8.2.5
Continuation of Coverage. Licensee shall maintain such commercial general liability and product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product, Licensed Process or Licensed Service is being commercially distributed or sold by or on behalf of Licensee or a Sublicensee; and (b) a reasonable period after the period referred to in sub-clause (a) above, which in no event shall be less than five (5) years.
9.
Disclaimer and Limitation of Liability.
9.1
Disclaimer. TSRI MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING DISCLOSED INTELLECTUAL PROPERTY, LICENSED BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TITLE, ACCURACY OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS, IMPLIED OR STATUTORY WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE DISCLOSED INTELLECTUAL PROPERTY OR LICENSED BIOLOGICAL MATERIALS, OR THAT ANY LICENSED PRODUCT, LICENSED PROCESS, LICENSED SERVICE, DISCLOSED INTELLECTUAL PROPERTY OR LICENSED BIOLOGICAL MATERIALS WILL NOT INFRINGE ANY THIRD PARTY RIGHTS, OR THAT NO THIRD PARTY IS IN ANY WAY INFRINGING UPON OR MAY INFRINGE UPON ANY DISCLOSED INTELLECTUAL PROPERTY OR LICENSED BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION OR WARRANTY THAT THE DISCLOSED INTELLECTUAL PROPERTY OR LICENSED BIOLOGICAL MATERIALS ARE SUITABLE FOR LICENSEE’S PURPOSES.
9.2
Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT WITH RESPECT TO A PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 8.1. [***]. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY

HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.
10.
Confidentiality and Publicity.
10.1
Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party shall (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information, but with no less than a reasonable degree of care; (b) not disclose such Confidential Information to any third party without the other party’s prior written consent; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.
10.2
Compelled Disclosure. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not less than ten (10) days before the proposed disclosure (or such shorter period of time as may be reasonably practical under the circumstances); (ii) reasonably cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure.
10.3
Other Disclosures. A party may disclose Confidential Information of the other party to:
10.3.1
its Affiliates and employees, to Sublicensees and potential Sublicensees, to investors or potential investors of a party in connection with due diligence or similar investigations or in confidential financing documents, to an organization to whom a party intends to assign or transfer or does assign or transfer this Agreement or the payment obligations due hereunder to TSRI, or to TSRI’s Assignee as defined in Section 3.3, provided, in each case, that any such agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 10.1, but with no further right to disclose or otherwise distribute the other party’s Confidential Information;
10.3.2
to governmental authorities by Licensee: (a) to the extent reasonably necessary to obtain or maintain regulatory filings or approvals for any Licensed Products, Services, and Processes or (b) to the extent reasonably necessary, in connection with filing or prosecuting any patent rights.
10.4
Publications. Licensee agrees that TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish.

10.5
Publicity. Except as otherwise required by law, no party shall originate or distribute any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 10.2 of this Agreement shall not be construed as publicity governed by this Section 10.3.
11.
Term and Termination.
11.1
Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement shall expire upon such time that no further royalties are due to TSRI pursuant to Section 3.2.
11.2
Termination by Licensee. This Agreement may be terminated by Licensee by providing thirty (30) days’ advance written notice to TSRI.
11.3
Termination by TSRI.
(a)
TSRI has the right to terminate this Agreement if Licensee materially breaches this Agreement, and does not cure such breach within ninety (90) days after notice by TSRI, except for breaches of payment obligations which shall have a thirty (30) day cure period.
(b)
TSRI has the right to terminate this Agreement immediately:
1.
upon TSRI’s written notice to Licensee in the event Licensee is determined by a court to be insolvent, has a petition in bankruptcy filed for or against it, has a receiver appointed over any of Licensee’s assets, makes an assignment for the benefit of creditors, or has any other proceedings filed against Licensee under any bankruptcy or insolvency laws;
2.
If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products, Licensed Services, Licensed Processes or Licensed Biological Materials;
11.4
Rights Upon Expiration. Upon the expiration of this Agreement, neither party shall have any further rights or obligations, other than the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 7 and 11.7 with respect to events that occurred prior to such expiration in accordance with Sections 3.3, 4, 5.4, 5.5, 5.6 and 7.3 (all of which Sections referenced in this sentence shall survive such expiration for such purposes). Notwithstanding the above, Sections 1, 2.3, 2.4, 2.5, 6, 7.3, 8, 9, 10, 11.4, 11.7, 12.2 and 13 shall also survive the expiration of this Agreement.
11.5
Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI, and all sublicenses granted by Licensee that are in good standing at the time of termination shall survive as a direct license, provided that the Sublicensee agrees to be bound by the terms of this Agreement and TSRI shall have no obligations under such sublicense beyond its obligations under this Agreement. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information and other items which embody or disclose any Licensed Patent Rights or Licensed Biological Materials; provided, however, that Licensee shall not be obligated to provide TSRI with Licensee’s proprietary information. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 7, 11.6 and 11.7 with respect to events that occurred prior to such termination or as provided in Section 11.6, in accordance with Sections 3.3, 4, 5.4, 5.5, and 5.6 (all of which Sections referenced in this sentence shall survive such termination for such purposes). In addition, Sections 1, 2.3, 2.4, 2.5, 6, 7.3, 8, 9, 10, 11.4, 11.5, 11.6, 11.7, 12.2 and 13 shall also survive the termination of this Agreement.
11.6
Work-in-Progress. Upon any early termination of the licenses granted hereunder, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of Licensed Products which remain on hand as of the termination date, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to such subsequent sales in accordance with the provisions of this Agreement, provided that no such sales shall be permitted following the date that is six (6) months after the termination date.
11.7
Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall promptly submit a final report to TSRI, and any payments due to TSRI under this Agreement that accrued prior to such termination or expiration shall be paid by Licensee to TSRI at the time of delivery of the final report.
12.
Assignment; Successors.
12.1
Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee without TSRI’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, are void, except that Licensee may assign this Agreement without TSRI’s consent: (i) to an Affiliate; (ii) to an acquirer of all or substantially all of Licensee’s assets, whether by merger, consolidation, asset sale, operation of law, or otherwise, or (iii) one time only, to a third party which has raised [***].
12.2
Binding Upon Successors and Assigns. Subject to the limitations on assignment in Section 12.1, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

13.
General Provisions.
13.1
Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.
13.2
Late Payments and Reports. Late payments of any and all amounts due hereunder shall bear interest from the due date until the date paid at a rate of [***].
13.3
Governmental Approvals and Compliance. Licensee shall, at its expense, be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product, Licensed Service or Licensed Process, and shall comply with all applicable laws, rules and regulations in conducting its activities under this Agreement. Licensee shall, at its expense, also be responsible for any warning labels, packaging and instructions produced or distributed with respect to the use of Licensed Products, Licensed Services or Licensed Processes and for the quality control for any Licensed Products, Licensed Services or Licensed Processes.
13.4
Patent Marking. If and to the extent required by applicable law, Licensee and its Sublicensees shall properly mark all Licensed Products or their containers in accordance with the applicable patent marking laws. Upon TSRI’s request, Licensee shall provide to TSRI copies of its patent marking of all Licensed Products. If Licensee marks any Licensed Products by referencing issued patents among the Disclosed Intellectual Property thereon, Licensee represents and warrants that such Licensed Products are covered by a claim of any issued patents related to the Disclosed Intellectual Property.
13.5
No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the marketing, advertising, distribution, sale or performance of Licensed Products, Licensed Services or Licensed Processes is expressly prohibited, but Licensee may, with consent not to be unreasonably withheld by TSRI, disclose in its investment materials and public presentations that the Licensed Products, Services, and Processes are licensed from TSRI.
13.6
U.S. Manufacture. Licensee agrees that it and its Sublicensees shall abide by the Preference for United States Industry as set forth in 37 C.F.R. Section 401.14(i), if and to the extent applicable to any Licensed Product or Licensed Process sold in the United States.
13.7
Foreign Registration. Licensee agrees, at its expense, to register this Agreement with any foreign governmental agency which requires such registration.
13.8
Use of Biological Materials. Licensee agrees that its and its Sublicensees’ use of any Licensed Biological Materials shall comply with all applicable laws, rules, and regulations. Licensee agrees that the Licensed Biological Materials shall not be used for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. Licensee agrees that the Licensed Biological Materials shall not be used for research involving human subjects or clinical trials outside of the United States without complying with the applicable foreign laws, rules and regulations.
13.9
Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:
(a)
Such dispute shall be first addressed by the representatives of TSRI and Licensee who have primary responsibility for managing this Agreement.
(b)
If the dispute is not resolved by such representatives within fifteen (15) days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.
(c)
If such dispute is not resolved by the parties’ senior management within thirty (30) days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral third party mutually selected by TSRI and Licensee who has at least ten (10) years experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If the parties are unable to agree on such mediator within twenty (20) days after they exchange initial lists of potential mediators, a mediator with the same qualifications shall be selected by the JAMS office in San Diego located at 401 B Street, San Diego, CA 92101 (after consultation with the parties).
(d)
The location of the mediation shall be in the County of San Diego, California. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties or to the neutral mediator selected by JAMS of San Diego for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.
(e)
If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in San Diego County, California.
(f)
Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.
13.10
Entire Agreement; Modification. This Agreement and all of the attached Exhibits (which are incorporated herein) set forth the entire agreement between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, regarding this subject matter. This Agreement cannot be amended except by a written instrument signed by both parties.
13.11
California Law. This Agreement shall be construed and enforced according to the laws of the State of California without regard to its conflicts or choice of law rules.
13.12
Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.
13.13
Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the stricken provision shall be revised in a manner that best reflects the original intent of the parties.
13.14
No Waiver. The failure of a party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the waiving party.
13.15
Name. Whenever there has been an assignment by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee.
13.16
Attorneys’ Fees. In the event of a dispute between the parties or any default hereunder, the party prevailing in the resolution of such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default, in addition to any other relief to which it is entitled. Notwithstanding anything to the contrary herein, the parties agree that this Section 13.15 shall not apply and attorney’s fees and costs shall not be awarded to either party with respect to any Challenge or any action where Licensee or a Sublicensee alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable. TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement. Each party further represents that it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 13.15 and all of the other provisions of this Agreement.
13.17
Notices. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when received; (b) by overnight courier guaranteeing next-day delivery, upon the next business day immediately following delivery to such overnight courier; or (c) by registered or certified mail, return receipt requested and postage prepaid, upon verification of receipt. Notices shall be sent to the respective addresses set forth below, unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute

10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 [***]

with a copy to:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-8 La Jolla, California 92037 [***]

For Licensee:	Summit for Stem Cell Foundation [***]

With a copy to:	Morrison & Foerster LLP [***]

13.18
Counterparts. This Agreement may be executed in several counterparts that together shall constitute originals and one and the same instrument.
13.19
Cumulative Remedies. The rights and remedies stated in this Agreement shall be cumulative and in addition to any other rights and remedies the parties may have at law or in equity.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI: THE SCRIPPS RESEARCH INSTITUTE		LICENSEE: SUMMIT FOR STEM CELL FOUNDATION

By:	/s/ Matthew Tremblay, PhD	By:	/s/ Jenifer Raub

Name:	Matthew Tremblay, PhD	Name:	Jenifer Raub

Title:	COO	Title:	President

Date:	24-Jul-2018	Date:	7/27/18

EXHIBIT A-1

DISCLOSED INTELLECTUAL PROPERTY

[***]

EXHIBIT A-2

DISCLOSED INTELLECTUAL PROPERTY

[***]

EXHIBIT A-3

DISCLOSED INTELLECTUAL PROPERTY

[***]

EXHIBIT A-4

DISCLOSED INTELLECTUAL PROPERTY

[***]

EXHIBIT B

LICENSED BIOLOGICAL MATERIALS

The remainer of this page is blank.

EXHIBIT C

LICENSEE’S DEVELOPMENT PLAN

Licensee will provide a development plan for the Disclosed Intellectual Property within one year of the Effective Date.

EXHIBIT D

BENCHMARKS

Licensee shall achieve the following Benchmarks for each of the Disclosed Intellectual Properties identified in Exhibits A-1, A-2, A-3, and A-4 according to this schedule:

Benchmark	Benchmark to be Met By
Provisional patent filing	[***]
Pre-IND Meeting with FDA or equivalent application filed with any equivalent regulatory agency or governmental authority	[***]
IND Filing	[***]

In the event that the FDA or other regulatory authority cause the above milestones to be delayed or missed, TSRI and Licensee agree to adjust the timeframes for the milestones through good faith negotiation.

For purposes of this Exhibit D and for Exhibit E, the following definitions shall apply:

(a)
The term “FDA” means the United States Food and Drug Administration.
(b)
The term “IND” means an Investigational New Drug application (as more fully defined in 21 C.F.R. Part 312, et. seq.) filed with the FDA, or the equivalent application filed with any equivalent regulatory agency or governmental authority.
(c)
The term “Phase 1 Trial” means a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. §312.21(a) (or its successor regulation), or its foreign equivalent.
(d)
The term “Phase 2 Trial” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. §312.21(b) (or its successor regulation), or its foreign equivalent.

The term “Phase 3 Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. §312.21(c) (or its successor regulation), or its foreign equivalent.

exhibit e

REPORTING EVENTS

Licensee shall notify TSRI in writing of each of the following events with respect to each Licensed Product, Licensed Service and Licensed Process within thirty (30) days of such occurrence:

[***]